Exhibit 99.1

Bristol Myers Squibb Elects Manuel Hidalgo Medina, M.D., Ph.D.
to Board of Directors

NEW YORK, NY– May 20, 2021 – Bristol Myers Squibb (NYSE: BMY) today announced that its Board of Directors has elected Manuel Hidalgo Medina, M.D., Ph.D., to the Board, effective June 1, 2021. Dr. Hidalgo will serve as a member of the Science & Technology Committee of the Board of Directors.

“We are delighted to welcome Manny to our Board of Directors,” said Giovanni Caforio, M.D., board chair and chief executive officer, Bristol Myers Squibb. “As an internationally-renowned physician, scientist and academic, Manny’s deep expertise in oncology and track record in leading research will help us deliver on our mission of developing new, transformational medicines that benefit patients with serious diseases, further progress our pipeline and advance our long-term strategy.”

Dr. Hidalgo, 53, is currently chief of the division of hematology and medical oncology at Weill Cornell Medicine and New York-Presbyterian/Weill Cornell Medical Center where he is responsible for leading clinical and translational research in hematology, vascular biology and oncology. Dr. Hidalgo is also the E. Hugh Luckey distinguished professor of medicine and associate director for clinical services at the Sandra and Edward Meyer Cancer Center at Weill Cornell Medicine.

He brings to the Board more than 20 years of experience in translational and clinical research in anticancer drug development with a particular emphasis in gastrointestinal cancers.  He has also led the early clinical development of new anticancer agents for pancreatic cancer among other solid tumor cancers.

Prior to his current position, Dr. Hidalgo served as chief of the division of hematology at Beth Israel Deaconess Medical Center in Boston and as clinical director of the Rosenberg Clinical Cancer Center from 2015-2019. He also held the position of the Theodore W. and Evelyn G. Berenson Professor of Medicine at Harvard Medical School. Dr. Hidalgo also served in leadership positions at the Spanish National Cancer Research Centre (CNIO) in Madrid and at the Kimmel Comprehensive Cancer Center where he served as the director of gastrointestinal oncology program. He received his medical degree from the University of Navarra in Pamplona, Spain, and a doctorate in infectious diseases and cancer from the University Autónoma of Madrid, Spain. He completed his residency training in medical oncology at the Hospital 12 de Octubre in Madrid and his fellowship in medical oncology at the University of Texas Health Science Center in San Antonio, where he also served as an assistant professor of medicine.  Dr. Hidalgo is a paid Scientific Advisory Board member for Agenus (NASDAQ: AGEN), from which he plans to step down in connection with his election to Bristol Myers Squibb’s Board.

Theodore R. Samuels, the Board’s lead independent director said, “We are pleased to welcome Manny to Bristol Myers Squibb’s Board. Manny’s career, spanning the fields of academia, medicine and cancer research, gives him great perspective on the emerging dynamics of oncology research and development. With his election, we have further strengthened our Board with additional clinical expertise, scientific insights and understanding of our patients’ needs.”

Dr. Hidalgo commented, “With its continued focus on science, Bristol Myers Squibb continues to innovate and develop a robust and diverse pipeline of therapies that have the potential to benefit patients around the world. I am honored to join the Board and look forward to working with Giovanni, my fellow directors and the leadership team to help advance the company’s strategy.”

With the appointment of Dr. Hidalgo, effective June 1, 2021, the size of the Board will increase to 11. He will receive compensation in accordance with the company’s director compensation program.  For more information about the Bristol Myers Squibb Board of Directors, click here.

About Bristol Myers Squibb

Bristol Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information about Bristol Myers Squibb, visit us at BMS.com or follow us on LinkedIn, Twitter, YouTube, Facebook, and Instagram.

For more information, contact:

Media:
media@bms.com
609-252-3345

Investors:
Tim Power, 609-252-7509, timothy.power@bms.com
Nina Goworek, 908-673-9711, nina.goworek@bms.com